BlackRock MuniEnhanced Fund, Inc. (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as exhibits under Sub-Item 77Q1(a) of Form N-SAR, copies of (i) the Registrant's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares, filed with the State Department of Assessments and Taxation of Maryland on April 23, 2013, and (ii) the Amendment to Notice of Special Rate Period for the Variable Rate Demand Preferred Shares, dated April 23, 2013, and filed with the Registrant's books and records.